For use with Plan participants who do not elect to use the 401A transition rule.

FORM OF TAUBMAN CENTERS, INC. NON-EMPLOYEE
DIRECTORS’ DEFERRED COMPENSATION PLAN
AMENDMENT AGREEMENT

Participant Name:	(the “Participant”)

Pursuant to Section 4.1 of the Taubman Centers, Inc. Non-Employee Directors’ Deferred Compensation Plan (the “Plan”), Taubman Centers, Inc. (the “Company”) and the Participant amend the Plan as follows for compliance with Section 409A of the Internal Revenue Code of 1986, amended (“Code Section 409A”).  This Amendment Agreement (the “Amendment” amends the Plan, as it applies to the Participant and the Company, is effective immediately.

1. Section 1.6 of the Plan is amended to read as follows:

“1.6                      ‘Change of Control’ means either:

(a)           a majority of the Board of Directors is replaced during a 12-month period by directors whose appointment or election was not approved by a vote of at least a majority of the directors comprising the Board of Directors on the date immediately preceding the removal or election; or

(b)           the acquisition by any person or more than one person acting as a group other than A. Alfred Taubman or any of his immediate family members or lineal descendents, any heir of the foregoing, any trust for the benefit of any of the foregoing, any private charitable foundation, or any partnership, limited liability company, or corporation owned or controlled by some or all of the foregoing, of ownership of more than 50% of the total fair market value or total voting power of the outstanding voting capital stock of the Company.”

2. Article I of the Plan is amended by the addition of a new Section 1.14 at the end thereof, reading as follows:

“1.14                      ‘Termination’ or ‘termination’ means, as regards a Director’s termination of service on the Board of Directors, a ‘separation from service’ as that term is defined under Section 409A of the Internal Revenue Code of 1986, as amended, and the rules at Treasury Regulations Section 1.409A-1(h).”

3. Section 3.4 of the Plan is amended to read as follows:

“3.4  Vesting and Payment of Accounts.  Each Account shall be 100% veseted at all times, and shall be Paid to the Director within 30 days following the termination of the Director’s service on the Board of Directors.”

4. Section 4.2 of the Plan is amended to read as follows:

“4.2  Change of Control Event.  On the occurrence of a Change of Control Event, the Plan shall terminate immediately, without any further action on the part of the Committee, and each Director shall be Paid his Account within 30 days following the date of the Change of Control Event.”

5. The capitalized terms used in this Amendment that are not otherwise defined in this Amendment are defined under the Plan document.

By their signatures below, the Participant and the Company agree to and accept the terms of this Agreement.

SIGNED:		TAUBMAN CENTERS, INC.
By:
Director (Plan Participant)	Printed Name:
Printed Name	Title:
Date	Date::